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                                                                    EXHIBIT 10.2

                           SOFTWARE LICENSE AGREEMENT

                                       I.

                                  INTRODUCTION

     1.1 Parties. This Software License Agreement, dated as of July 1997, ("Agreement") is between CCD ONLINE SYSTEMS, INC. ("Company"), a California corporation with its principal place of business at 411 East Huntington Drive, Suite 208, Arcadia, California 91006, and Optical Systems, Inc. ("Consultant"), a Florida corporation, with its principal place of business at Raritan Plaza II, Fieldcrest Ave., Edison N.J. 08818.

     1.2 Software. Company is the owner of certain software, and possesses certain proprietary information and know-how (collectively, the "Software") as more particularly defined in this Agreement.

     1.3 Purpose. Consultant wishes to obtain, and Company is willing to grant to Consultant, on the terms and conditions set forth herein, a non-exclusive license to use the Software for the benefit of Consultant's customers in order to convert its computer programs.

     1.4 Consideration. In consideration of the mutual promises contained in this Agreement, the parties agree as follows:

                                       II.
                                   DEFINITIONS

     Capitalized terms used in this Agreement shall have the meanings set forth as follows:

     2.1 "Company" means the entity identified as such in Article I. Section 1. 1 of this Agreement.

     2.2 "Consultant" means the entity identified as such in Article I. Section
1.1 of this Agreement.

     2.3 "Customer" means those companies, businesses, and entities specifically identified by Consultant upon whose computer programs the Software will be used.

     2.4 "Documentation" means all manuals, workbooks, and other supporting materials furnished together with or intended to be used in connection with the Software, specifically excluding marketing materials.


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     2.5 "End User" means the Customer of Consultant, as more particularly defined in paragraph 2.3 hereof, and excludes affiliates, parents, and subsidiaries, or any other company directly or indirectly related to Customer or Consultant.

     2.6 "License" means the rights granted pursuant to Article III. of this Agreement.

     2.7 "License Fee" means the compensation to be paid by Consultant to Company pursuant to Article VI. and Exhibit 3 to this Agreement.

     2.8 "Maintenance" means those services provided by Company for the benefit of Consultant, and others, pursuant to Article XIII. Section 13.2 of this Agreement.

     2.9 "Maintenance Fee" means the compensation payable by Consultant to Company pursuant to Article XIII. Section 13.3 of this Agreement, for the Maintenance services provided in Article XIII. Section 13.2 of this Agreement.

     2.10 "Sublicense Agreement" means the contract between Consultant and a Customer whereby the Customer is granted the right to use all or a part of the Software.

     2.11 "Software" refers collectively to the computer program in object code only and the user manuals described in the specification set forth in Exhibit 1, which are subject to the grants contained in Article III. of this Agreement. Additionally, this term shall include any corrections. Improvements, updates or other modification to such computer programs and user manuals, but specifically excludes any new or separately priced products.

     2.12 "Territory" means the geographical area described in Exhibit 2 in which Consultant may sublicense the Software on a non-exclusive basis.

                                      III.
                                 LICENSE GRANTS

     3.1 Scope of Grant of License. Company hereby grants to Consultant, and Consultant hereby accepts a non-exclusive, non-transferable License to the Software subject to all of the terms, conditions, and restrictions herein contained. Consultant knowingly and voluntarily accepts the Software subject to all of the terms, conditions, and restrictions of this Agreement including all shrink-wrap terms and conditions.

     3.2 Ownership of Software. Company possesses sufficient rights to the intellectual property associated with the Software to enter into this Agreement, and grants the License hereunder with full corporate right and authority to enter into this Agreement and perform its obligations hereunder.


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     3.3  Right to sublicense. Subject to the terms of this Agreement. Company grants Consultant a non-exclusive, non-transferable, non-delegable License to sublicense Customers located in the Territory to use the Software to convert said Customer's computer programs provided that:

          A. The Software is sublicensed for use only in the Territory and only Consultant's Customer, specifically excluding affiliates, subsidiaries, and parent companies of Customer.

          B. Consultant has obtained Company's permission to sublicense the Software to the Customer designated in writing by Consultant; and

          C. Consultant has its Customer execute a Sublicense Agreement and forwards a copy of such Sublicense Agreement to Company.

                                       IV.
                                    TERRITORY

     4.1 Scope of Territory. The territory in which Consultant may sublicense the Software, on a non-exclusive, non-transferable, non-delegable basis as contained in Exhibit 2 to this Agreement.


                                       V.
                                TERM OF LICENSE

     5.1 Effective Date. The term of the License granted hereunder shall commence upon full execution of this Agreement by both parties, and payment of the License Fee as Provided for in Article VI, hereof, whichever later occurs.

     5.2 Term. The term of this Agreement shall commence upon the effective date, and expire precisely three years thereafter, subject to the provisions of paragraph 5.3 of this Agreement, and Article XIV of this Agreement.

     5.3 Renewal. Absent a material breach by either party, this Agreement shall renew automatically for successive one year terms, unless terminated in writing by either party no more than thirty (30) days before the expiration of the prior term. All of the provisions and conditions of this Agreement shall remain in effect during each successive term hereof, save and except payment, which shall be at Company's then existing rate.


                                       VI.
                         PAYMENT FOR LICENSED SOFTWARE


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     6.1  Payment. In consideration of the License granted hereunder, and for other good and valuable consideration, receipt of which is hereby acknowledged, Consultant agrees to, and shall pay Company the License Fee set forth in Exhibit 3 to this Agreement.

     6.2 Additional code. The License Fee set forth in Exhibit 3 to this Agreement applies only to the number of lines of code purchased by Consultant. Consultant acknowledges that it is authorized to use the Software only for the number of lines of code purchased. Use of the Software for additional lines of code requires additional payment.

     6.3 Time for Payment. The License Fee is payable in full, in United States Dollars, upon full execution of this Agreement, unless other payment terms are specifically specified in Exhibit 3 to this Agreement. Payment shall be deemed made when actually received by Company, or upon direct deposit or wire transfer into Company's designated bank, as the case may be.

     6.4 Late Charges. Any payment or part of a payment that is not paid when due shall bear interest at the rate of one and a half percent (1 1/2 %) per month, or at the highest contract rate allowed by law, whichever is less, from its due date until paid.

     6.5 Records and audit. Consultant shall maintain accurate records relating to the distribution and sublicensing of the Software, so as to establish the payments due to Company hereunder, to identify the location of the Software, to identify all sublicensees and to otherwise verify Consultant's compliance with the terms of this Agreement. Such books and records shall be available at their place of keeping for inspection by Company or an independent auditor chosen and Paid by Company for the purpose of determining whether the correct payment of License Fees has been made to Company and whether Consultant has otherwise complied with the terms of this Agreement.

                                      VII.
                   WARRANTIES AND REPRESENTATIONS OF COMPANY

     Company warrants and represents to Consultant as follows:

     7.1 The execution and delivery of this Agreement, and the performance by Company of its obligations hereunder, including the grant of the Improvements, have been duly authorized by all necessary corporate and other action on the part of Company, and no consents, waivers or permissions that have not already been granted are required for such actions. This Agreement constitutes the valid and binding obligation of Company, enforceable against it in accordance with its terms.



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     7.2  Owner of Software. Company is the sole owner of the Software, free and clear of all known claims, liens, and demands of any other person or entity.

     7.3 Right to grant. To the best of Company's knowledge, Company has full power, authority, and right to grant to Consultant all of the rights granted by this Agreement, and the grant of such rights and License does not violate the rights of any other person or entity.

     7.4 No conflict. To the best of Company's knowledge, the grant of the rights and License to Consultant under this Agreement does not and will not constitute a default, breach or violation of the charter or by-laws of Company, any statute, law, or decree of any court or legislative or governmental agency applicable to Company or Software, or under any contract, agreement, or instrument binding on or applicable to Company or the Software.

     7.5 EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, COMPANY AND ITS DIRECTORS, OFFICERS, AND EMPLOYEES EACH MAKE NO REPRESENTATION AND EXTEND NO WARRANTIES OF ANY KIND, EITHER EXPRESSED OR IMPLIED, INCLUDING BUT NOT LIMITED TO WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND THE ABSENCE OF LATENT OR OTHER DEFECTS, WHETHER OR NOT DISCOVERABLE WITH RESPECT TO THE SOFTWARE. COMPANY FURTHER MAKES NO REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE THAT THE SOFTWARE WILL CONVERT ALL CODE.

                                      VIII.
                  REPRESENTATIONS AND OBLIGATIONS OF CONSULTANT

     Consultant warrants and represents to Company as follows:

     8.1 Authorization. The execution and delivery of this Agreement, and the performance by Consultant of its obligations hereunder, including the grant of the license, have been duly authorized by all necessary corporate and other action on the part of Consultant, and no consents, waivers or permissions that have not already been granted are required for such actions. This Agreement constitutes the valid and binding obligation of Consultant, enforceable against it in accordance with its terms.

     8.2 No violation. Consultant's use of the Software as contemplated by this Agreement does not and will not constitute a default, breach or violation of the charter or by-laws of Consultant, any statute, law, rule, or decree of any court or legislative or governmental agency applicable to Consultant, or under any contract, agreement, instrument, or document binding on or applicable to Consultant.


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     8.3  Qualified personnel. Consultant has in its employ, or otherwise available to it, personnel who are qualified to learn how to, and properly use the Software.

     8.4 Acknowledgement of no representations. No representative of Company has made any statement, promise, or inducement to Consultant other than those specifically contained in this Agreement.

     8.5 Limitations on sublicense. Consultant will not sell, convey, assign, disseminate, or sublicense in any way whatsoever the Software, or any of its components without Company's written permission first had and obtained.

                                       IX.
                         RESTRICTIONS ON USE OF SOFTWARE

     9.1 No modification. Consultant shall not modify, alter, disassemble, copy or reverse engineer the Software.

     9.2 Authorized Customers only. Notwithstanding any provision herein contained to the contrary, consultant shall not assign, disseminate, sell, convey, hypothecate or sublicense the Software to any Customer without company's permission first had and obtained, which consent shall not be unreasonably withheld or delayed. Consent to one assignment shall not be deemed consent to subsequent assignments. Violation of this paragraph shall render any attempted assignment null and void, and give rise to Company's remedies as provided for in
Article XIV of this Agreement.

     9.3 Sublicense Agreements. Consultant shall present to Company Sublicense Agreements with its Customers, for approval by Company. All said Agreements shall be on forms prepared or approved by Company. All Sublicense Agreements shall incorporate by reference the terms of this Agreement, and the term of any Sublicense shall not extend beyond the term hereof, or any extension pursuant to paragraph 5.3 of this Agreement.

                                       X.
                                    DELIVERY

     10.1 Delivery. Company shall deliver, or cause to be delivered the Software to the location designated by Consultant within ten (10) days of full execution of this Agreement, and payment in full of the License Fee, unless otherwise specified in Exhibit 3 to this Agreement.

     10.2 Data conversion. Consultant shall be solely responsible for program and data conversion, data and code entry, and verification of data.


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                                       XI.
                            TRAINING AND MAINTENANCE

     11.1 Training. Company shall provide a training program at a location designated by it, the nature, scope, content, an extent of which shall be within Company's sole discretion. There shall be no charge for said training program for the number of employees of Consultant in accordance with the schedule contained on Exhibit 4.

     11.2 Maintenance services. Provided Consultant has paid the Maintenance Fee as hereinafter provided, and is not otherwise in default under the terms of this Agreement, Consultant shall have the right to access the Maintenance services provided by Company, which consist of a telephone hotline, and periodic Improvements to the Software.

     11.3  Maintenance Fee. The Maintenance Fee payable for said Maintenance
services as hereinabove described, shall be       percent (  %) of the License
Fee described in Exhibit 3, or the then current License Fee, whichever is greater.

     11.4  Maintenance Fee for first year.

     11.5 Failure to pay License Fee. In the event the License Fee is not paid in full when due, or within a twenty (20) day, non-cumulative grace period, Consultant shall not be entitled to any Maintenance services provided for by Company. If, subsequent to a lapse of the Maintenance services, Consultant desires to reinstate same, Company may, in its sole and absolute discretion, permit a reinstatement of its Maintenance services for Consultant upon terms and conditions it deems appropriate.

                                      XII.
                                    OWNERSHIP

     12.1 Company owns Software. Consultant acknowledges that Company owns all proprietary rights, including patent, copyright, trade secret, trademark, and other proprietary rights, in and to the Software, and any corrections, fixes, enhancements, updates, versions, or other modifications, including custom modifications, to the Software, whether made by Company or any third party.

     12.2 Confidentiality of Software. Consultant agrees that the Software contains proprietary information, including trade secrets, know-how and confidential information, that is the exclusive property of Company. During the period this Agreement is in effect and at all times after its termination, Consultant and its employees,



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officers, and directors, shall maintain the confidentiality of this information and not sell, license, publish, display, distribute, disclose or otherwise make available this information to any third party, nor use any such information except as authorized by this Agreement. Consultant shall not disclose any such proprietary information concerning the Software, including any flow charts, logic diagrams, user manuals and screens, to persons not an employee of Consultant without the prior written consent of Company.

     12.3 Confidentiality for Consultant. Company acknowledges that Consultant's Customer lists, pricing, and business practices constitute proprietary and confidential information. Company agrees that it will not disclose this information to anyone other than its own employees or professional advisors who require access, and that it will maintain and protect the confidentiality of this Agreement, and will take all necessary and proper precautions to prevent any unauthorized use or disclosure of this information.

                                      XIII.
                                 INDEMNIFICATION

     13.1 Company's indemnification. In the event that any suit is brought against Consultant or any of its Customers based exclusively on a claim that the unmodified version of the Software originally delivered by Company infringes any existing patent, copyright, or trade secret, Company agrees that it will:

           A. Defend the suit at its expense, as long as Company is notified promptly in writing and its given complete authority and information required to defend the suit;

           B. Pay all damages and costs awarded against Consultant or its Customer, provided that Company's obligation to pay damages and costs shall not exceed the total sum paid by Consultant to Company hereunder, and provided that Company will not be responsible for any costs, expense, or compromise made by Consultant or its Customer without Company's prior written consent; and

           C. Allow consultant or its Customer to participate in the defense of the suit at its own expense, if it so elects.

     13.2 Indemnification by Consultant. Consultant shall indemnify and hold harmless Company from all claims, losses, and damages, including attorney's fees, which may arise from its marketing, installation, support, or training of the Software, including claims based on representations, warranties, or misrepresentations made by Consultant, inadequate or improper installation, support or assistance by Consultant, or any other act or failure to act on the part of Consultant. Since Company is not responsible for the proper functioning of the Software, as disclosed in paragraph 7.5 hereof, Consultant shall further indemnify and hold harmless Company from all claims, losses, and damages,


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including attorney's fees which any of Consultant's Customers may claim is a result of improper or lack of functioning of the Software. This indemnification shall further be for the benefit of all Company's officers, directors, shareholders, employees, successors, and assigns.

                                      XIV.
                                   TERMINATION

     14.1 Termination by Company. Company may terminate this Agreement on the occurrence of any of the following events:

           A. Failure of Consultant to pay any sum due hereunder within fifteen
           (15) days of the date due;

           B. Consultant's material violation of the confidentiality provisions of this Agreement;

           C. Consultant sublicensing or in any way assigning any of the Software without Company's prior written consent first had and obtained;

           D. Any other material default by Consultant which has not been cured within thirty (30) days of written notice given to Consultant by Company; and

           E. If consultant ceases to do business or becomes insolvent.

     14.2 Termination by Consultant. Consultant may terminate this Agreement at any time after all payments accrued hereunder to the effective date of termination have been paid, by giving sixty (60) days written notice to Company of Consultant's intentions to terminate this Agreement.

     14.3 Duties on termination. Upon expiration or termination of this Agreement, consultant agrees to cease marketing and sublicensing the Software, and to return to Company all Software and Documentation in its possession. Notwithstanding the foregoing, however, in the event this Agreement is terminated at a time when Consultant has projects under way with any of its Customers, the termination of this Agreement shall not be effective until the completion of said projects. The obligation of confidentiality set forth herein shall remain in effect notwithstanding any termination of this Agreement.

     14.4 Customer rights on termination. Termination of this Agreement shall not affect the rights of any Customer to use the Software.


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                                       XV.
                                 FORCE MAJEURE

         Either party shall be in default or otherwise liable for any delay in or failure of its performance under this Agreement if such delay or failure arises by any reason beyond its reasonable control, including any act of God, any acts of the common enemy, the elements, earthquakes, floods, fires, epidemics, riots, failures or delay in transportation or communications, or any act or failure to act by the other party or such other party's employees, agents or contractors; provided, however, that lack of funds shall not be deemed to be a reason beyond a party's reasonable control. The parties will promptly inform and consult with each other as to any of the above causes which in their judgment may or could be the cause of a delay in the performance of this Agreement.

                                      XVI.
                                   ARBITRATION

         The parties shall settle any controversy arising out of this Agreement by arbitration in accordance with the rules of the American Arbitration Association. Any arbitration shall be held in the county of the principal place of business of Company. The number of arbitrators shall be selected in consonance with the American Arbitration Association's rules. The arbitrator may award attorney's fees and costs as part of the award. The award of the arbitrator shall be binding and may be entered as a Judgment in any Court of competent jurisdiction.

                                      XVII.
                                     NOTICES

         All Notices under the Agreement are to be delivered by (i) depositing the Notice in the mail, using certified mail, return receipt requested, addressed to the address below or to any other address as the party may designate by providing notice, (ii) the Notice by using the telephone number set forth below or any other telephone number as the party may designate by providing Notice, (iii) overnight delivery service addressed to the address below or to any other address as the party may designate by providing Notice, or
(iv) hand deliver to the individual designated below or to any other as the party may designate by providing Notice. Notice shall be deemed delivered (i) if by certified mail, three days after the Notice is deposited in the mail, (ii) if by telecopy, on the date the Notice is delivered, (iii) if by overnight delivery service, on the day of delivery, and (iv) if by hand delivery, on the date of hand delivery.

COMPANY:                                     Attn: Jim Peterson, Vice President
CCD On Line Systems, Inc.                    Facsimile #(818) 821-8648
411 East Huntington Drive, Suite 208
Arcadia, CA 91006



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CONSULTANT:
                                     XVIII.
                               GENERAL PROVISIONS

          18.1 Complete agreements. The parties agree that this Agreement is the complete and exclusive statement of the Agreement between the parties, which supersedes and merges all prior proposals, understandings and all other agreements, oral or written, between the parties relating to the subject matter herein contained.

          18.2 Amendment. This Agreement may not be modified, altered or amended except by a written instrument duly executed by both parties.

          18. 3 Waiver. The waiver of failure of either party to exercise in any respect any right provided for in this Agreement shall not be deemed a waiver of any further right under this Agreement.

          18.4 Severability. If any provision of this Agreement is invalid, illegal or unenforceable under any applicable statute or rule of law, it is to that extent to be deemed omitted. The remainder of the Agreement shall be valid and enforceable to the maximum extent possible.

          18.5 Governing law. This Agreement in performance hereunder shall be governed by the laws of the State of California.

          18.6 Read and understood. Each party acknowledges that it has read and understands this Agreement and agrees to be bound by its terms.

COMPANY                                 CONSULTANT

CCD ONLINE SYSTEMS, INC.                Optical Systems, Inc.

By: /s/ Jim Peterson                    By: /s/ Warren R. Zimmerman
    -----------------------------           ---------------------------------

Its: Vice President                     Its: President
     ----------------------------            --------------------------------



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